Exhibit 77(q)(1)(e)(6)

                                   SCHEDULE A

      The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Fidelity Management & Research Company shall act as Portfolio Manager are as follows:

ING FMR(SM) Diversified Mid Cap Portfolio